Exhibit (a)(1)(iv)

CELL THERAPEUTICS, INC.

Pursuant to the Offer to Exchange Shares of Common Stock and Cash

for up to $89,207,250 Aggregate Principal Amount of its Outstanding Convertible Notes

Described in the Table Below (collectively, the “Notes”)

for Exchange Consideration not Greater than $300

nor Less than $250

Per $1,000 Principal Amount of Notes,

Plus Accrued and Unpaid Interest Thereon to be Paid in Common Stock

Outstanding Principal Amount	Title of Securities	CUSIP	Maturity
$55,150,000	4% Convertible Senior Subordinated Notes due 2010	150934AF4	07/01/2010
$23,000,000	5.75% Convertible Senior Notes due 2011	150934AL1 & 150934AM9	12/15/2011
$7,000,000	6.75% Convertible Senior Notes due 2010	150934AH0 & 150934AG2	10/31/2010
$33,458,000	7.5% Convertible Senior Notes due 2011	150934AK3 & 150934AJ6	04/30/2011
$335,000	9.0% Convertible Senior Notes due 2012	150934AN7	03/04/2012

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON WEDNESDAY, JUNE 10, 2009,

UNLESS THE EXCHANGE OFFER IS EXTENDED.

May 12, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Subject to the terms and conditions set forth in the Offer to Exchange, dated May 12, 2009 (the “Offer to Exchange”), and the related Letter of Transmittal and the other related offering documents (which together as they may be amended or supplemented from time to time, constitute the “Exchange Offer”), Cell Therapeutics, Inc., a Washington corporation (the “Company”), is offering to exchange shares of the Company’s common stock, no par value (“Common Stock”), and cash for an aggregate of up to $89,207,250 principal amount of its outstanding Notes. The Company will exchange up to an aggregate of $89,207,250 principal amount of Notes and the Exchange Offer is conditioned on a minimum of $83,260,100 aggregate principal amount of Notes being validly tendered and not withdrawn. For each $1,000 principal amount of Notes, holders will receive consideration with a value not greater than $300 nor less than $250 (the “Exchange Consideration”), with such value determined by the “Modified Dutch Auction” procedure described below, plus accrued and unpaid interest to, but excluding, the settlement date payable in shares of Common Stock as described below. The mix of Exchange Consideration will consist of (i) $200 in cash, and (ii) a number of shares of Common Stock with a value equal to the Exchange Consideration minus $200 (the “Common Stock Portion”, and such number of shares of Common Stock being the “Common Stock Consideration”). The number of shares of Common Stock you receive as part of the Exchange Consideration will equal the quotient obtained by dividing (x) the Common Stock Portion by (y) the average of the daily volume weighted average price of the Common Stock on the national securities exchange on which the Common Stock is listed or quoted for trading as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) for the 10 trading days from and including May 19, 2009 to and including June 2, 2009 (the “10-day VWAP”). The Company will announce the 10-day VWAP prior to the opening of trading on June 3, 2009. Accrued and unpaid interest on Notes validly tendered and not withdrawn, up to, but not including, the settlement date, will be exchanged for that number of shares of Common Stock determined by dividing (1) the amount of accrued and unpaid interest on a Note, by (2) the 10-day VWAP, and as further described herein. However, in no event will the aggregate number of shares of Common Stock Consideration plus the aggregate number of shares of Common Stock to be exchanged for accrued and unpaid interest exceed 8.5 million shares of Common Stock

(the “Common Stock Limit”). In the event the aggregate number of shares of Common Stock Consideration plus the aggregate number of shares of Common Stock to be exchanged for accrued and unpaid interest exceeds the Common Stock Limit, the Company will terminate the Exchange Offer. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Exchange. The description of the Exchange Offer in this letter is only a summary and is qualified in its entirety by all of the terms and conditions of the Exchange Offer set forth in the Offer to Exchange and the Letter of Transmittal.

Under the “Modified Dutch Auction” procedure, the Company will determine a single value of Exchange Consideration that it will exchange per $1,000 principal amount for Notes validly tendered and not properly withdrawn from the Exchange Offer, taking into account the total amount of Notes validly tendered and not properly withdrawn from the Exchange Offer and the range of possible consideration specified by tendering Note holders (each, a “Holder”, and together, “Holders”). The Company will determine the single value of Exchange Consideration per $1,000 principal amount of Notes, which will not be less than $250 or more than $300 per $1,000 principal amount of Notes, that will allow the Company to purchase $89,207,250 aggregate principal amount of Notes, or such lesser amount so long as it is equal to or greater than $83,260,100 aggregate principal amount of Notes, validly tendered and not properly withdrawn.

All Notes acquired in the Exchange Offer will be acquired for the same value of Exchange Consideration, including those Notes tendered at a value lower than the value determined by the Company. Only Notes validly tendered at values at or below the value of Exchange Consideration determined by the Company, and not properly withdrawn, will be exchanged. However, due to the proration provisions described in the Offer to Exchange, the Company may not exchange all of the Notes tendered at or below the value of Exchange Consideration determined by the Company if more than the aggregate principal amount of Notes that it seeks to exchange are validly tendered and not properly withdrawn at or below the value determined by the Company. Notes not exchanged in the Exchange Offer will be returned to the tendering Holders at the Company’s expense promptly after the expiration of the Exchange Offer.

The Company reserves the right, in its sole discretion, to terminate the Exchange Offer upon the occurrence of certain conditions more specifically described in Section 10 of the Offer to Exchange, or to amend the Exchange Offer in any respect, subject to applicable law.

The $89,207,250 aggregate principal amount of the Notes that the Company is seeking to exchange represents approximately 75% of the total aggregate outstanding principal amount of the Notes.

The Exchange Offer is conditioned on a minimum of $83,260,100 aggregate principal amount of Notes being tendered. In addition, the Exchange Offer is subject to certain other conditions. See Section 10, “Conditions of the Exchange Offer” of the Offer to Exchange.

For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Exchange;

2. Letter of Transmittal for the Notes for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding; and

3. a letter to clients that you may send to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE EXCHANGE OFFER. HOWEVER, NEITHER THE COMPANY, NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, THE FINANCIAL ADVISOR, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO HOLDERS AS TO WHETHER THEY SHOULD TENDER OR REFRAIN FROM TENDERING THEIR NOTES OR AS TO THE VALUE OR VALUES OF EXCHANGE CONSIDERATION AT WHICH ANY HOLDER MAY CHOOSE TO TENDER NOTES. NEITHER THE COMPANY, NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, THE FINANCIAL ADVISOR, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE EXCHANGE OFFER. HOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER TO EXCHANGE, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER NOTES AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF NOTES TO TENDER AND THE VALUE OR VALUES OF EXCHANGE CONSIDERATION AT WHICH TO TENDER.

For Notes to be tendered validly pursuant to the Exchange Offer, DTC’s confirmation of receipt of such Notes pursuant to the procedure for DTC transfer set forth in Section 6 of the Offer to Exchange must be received before 5:00 p.m., New York City time, on Wednesday, June 10, 2009, by the Depositary.

The Company will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees for soliciting tenders of Notes pursuant to the Exchange Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Exchange Offer and related materials to the beneficial owners of Notes held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Financial Advisor or the Depositary for purposes of the Exchange Offer. The Company will pay or cause to be paid all transfer taxes, if any, on its exchange of the Notes except as otherwise provided in the Offer to Exchange or Instruction 7 in the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer should be addressed to U.S. Bank National Association, the Depositary for the Exchange Offer, at (651) 495-4738 or at the address set forth on the back cover of the Offer to Exchange. Requests for additional copies of the enclosed materials should be directed to Georgeson Inc., the Information Agent for the Exchange Offer, at (800) 457-0759 or (212) 440-9800 or at the address set forth on the back cover of the Offer to Exchange.

Very truly yours,

Cell Therapeutics, Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENT SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE FINANCIAL ADVISOR, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.